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                                                                     Exhibit 5.1

                           MORGAN, LEWIS & BOCKIUS LLP
                               1701 Market Street
                           Philadelphia, PA 19103-2921


November 26, 2001


Tucows Inc.
96 Mowat Avenue
Toronto, Ontario M6K 3M1
Canada


Re: Form S-8 Registration Statement

Ladies and Gentlemen:

As your counsel, we have assisted in the preparation of the above-referenced registration statement on Form S-8 (the "Registration Statement") for filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder.

The Registration Statement relates to 7,500,000 shares of Common Stock, no par value (the "Common Stock"), of Tucows Inc. (the "Registrant"), which may be issued pursuant to the Amended and Restated 1996 Equity Compensation Plan (the "Plan"). We have examined the Registrant's Third Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, minutes and such other documents, and have made such inquiries of the Registrant's officers, as we have deemed appropriate. In our examination, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, and the conformity with originals of all items submitted to us as copies.

Based upon the foregoing, it is our opinion that the Registrant's Common Stock originally issued by the Registrant to eligible participants through the Plan, when issued and delivered as contemplated by the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.


Very truly yours,


/s/ Morgan, Lewis & Bockius LLP